Exhibit (14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment to the Registration Statement on Form N-14 of our report dated November 26, 2025, relating to the consolidated financial statements of Alternative Credit Income Fund appearing in the Annual Report on Form N-CSR of Alternative Credit Income Fund (“ACIF”) for the year ended September 30, 2025. We also consent to the reference to us under the headings “Independent Registered Public Accounting Firm” and “Senior Securities of ACIF” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

March 25, 2026